Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made and effective as of this 27th day of March 2012 (“Effective Date”), by and between EASTERN WORLD SOLUTIONS, INC., a Nevada corporation, (“Licensee”) and MOTIONNOTES, LLC, a Texas limited liability company (“Licensor”). Licensee and Licensor are sometimes referred to collectively as “Parties” or individually as “Party.”

RECITALS

WHEREAS, Licensor is the sole owner of all of the rights, title and interest in and to certain proprietary intellectual property known as “MotionNotes” and consisting of certain Technology, any and all patents, patent applications, trade secrets, copyrights and all trademarks including without limitation the Trademarks, as hereinafter defined (collectively, the “Intellectual Property”); and

WHEREAS, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the Technology and the Trademarks with an exclusive right to distribute the Licensed Product throughout the world (“Territory”) except in the Hotel and Travel Industry, as hereinafter defined; and

WHEREAS, Licensor is nearing completion of certain New Releases of the Software, as such items are defined herein, and Licensee desires to provide certain assistance to Licensor for the purposes of facilitating the completion of such New Releases.

NOW, THEREFORE, in consideration of the above recitals, which the Parties acknowledge and agree are true and correct, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows

Definitions:

Unless the context requires otherwise, the following terms shall have the meanings specified when used in this Agreement:

(a)	“Documentation” means the applicable user manual(s) containing the functional, performance, operational and other specifications for the Software.

(b)	“Enhancement” means modifications, additions and changes to the Software, including those that accomplish structural or functional improvements.

(c)	“Error” means the failure of the Software or a Software component to operate in material conformance with or otherwise substantially comply with its functional, performance, operational and other specifications as set forth in its published Documentation.

(d)	“Gross Revenue” means the raw income from all revenue generated by Licensee from the sale of the Licensed Products.

(e)	“Hotel and Travel Industry” means the business of providing on a rental basis overnight or extended lodging and accommodations to individuals to utilize hotels, motels, houses, townhomes, condominiums, apartments and the like as well as services related to non-commercial airlines, cruise lines, restaurants and rental cars.

(f)	“Licensed Products” means, collectively, all current and future Versions of MotionNotes, MotionNotes Mobile, MotionNotes DQR and any and all other products utilizing all or any part of the Technology.

(g)	“Maintenance Fees” means the maintenance of all services including Software Enhancements, Bug-Fixes, Updates, New Releases and Versions.

(h)	“MotionNotes” means a messaging platform for sending video messages allowing for the creation of dynamic video messages via, but not limited to, e-mail, quick response codes, and mobile appliance platforms.

(i)	“Network Service” means the internet bandwidth, servers, co-location facilities, content distribution network partners and related services, and other equipment necessary to deliver the MotionNotes service.

(j)	“New Releases” means new product development releases, upgrades, improvements or changes to the Software that may enhance operating performance by changing the basic functionality of the Software, and expressly including MotionNotes Version 2.0 and MotionNotes Mobile Version 1.0.

(k)	“Software” means the “MotionNotes” software owned by Licensor and licensed to Licensee under the terms of this Agreement, including without limitation any Enhancements, Updates, New Releases and Versions, and all source code, object code, firmware, development tools, files, records data and Documentation and all media on which any of the foregoing is recorded.

(l)	“Technology” means the Software and all technology of Licensor and any of its principals as applied to the Software, and further includes all Enhancements, New Releases, Updates, Versions and all other improvements, modifications, enlargements, extensions thereto, now or hereafter existing, together with all software programs used in connection with such Software, all proprietary data and trade secrets, all know-how, inventions and discoveries (whether patentable or not), disclosures, trade secrets, proprietary information, know-how, technical data, data bases, data collections, supplier lists, customer lists and potential customer lists and contacts for both, resellers and leads for new business, and all documentation related to any of the foregoing (collectively “Data Collections”).

(m)	“Territory” means the world.

(n)	“Trademarks” means the following trademarks, service marks, trade names, logos, or other words or symbols: “MotionNotes” which are and shall remain the exclusive property of Licensor. Within ten business days after Licensor obtains any rights in any other trademarks, service marks, trade names, logos or other words or symbols related to the Technology, such Trademarks shall automatically be included in the license granted to Licensee hereunder.

(o)	“Update” means improvements, substitutions or changes to the Software that have been designed to correct Errors.

(p)	“Version” means improvements or changes to the Software that are designed to enhance operating performance without changing the basic functions of the Software.

1.	License Grant.

(a)	License. Licensor hereby grants to Licensee an exclusive license in the Technology and the Trademarks to market and distribute the Licensed Products throughout the Territory during the Term to any business, group, organization or individual other than those listed in Schedule 1 and specifically those doing business in the Hotel and Travel Industry (“License”). Licensee agrees to refer any prospective client inquiries from anyone in the Hotel and Travel Industry to Licensor. Licensor agrees to refer any prospective client inquiries from anyone not in the Hotel and Travel Industry to Licensee.

(b)	Sublicense. In addition to the foregoing, Licensor hereby grants to Licensee the right to sublicense to its customers a non-exclusive, revocable right to market and distribute the Licensed Products, except to the Hotel and Travel Industry, within the scope of rights granted to Licensee hereunder.

(c)	Use of License. Licensee hereby agrees to market and distribute the Licensed Products in compliance with all applicable laws and regulations and the terms of this Agreement.

2.	Support and Network Services.

(a)	Licensor shall provide, at its sole cost and expense, technical personnel as reasonably necessary to support on-going training and tier 3 support services to the Licensee’s support personnel for a duration of time as deemed reasonably necessary by mutual consent of the Parties.

(b)	Licensor shall provide or cause to be provided at its sole cost and expense all Network Services as may be reasonably necessary to deliver the MotionNotes service in the Territory.

(c)	Licensee shall establish and manage at it sole cost and expense the sales and marketing strategy, pricing, billing and Tier 1 and Tier 2 client services.

3.	Term.

(a)	Term. The term of this Agreement shall begin on the Effective Date and continue for an initial term of five (5) years (“Term”) unless sooner terminated as set forth herein. This Agreement may be renewed upon the mutual written agreement of the Parties.

(b)	Termination. This Agreement may be terminated as follows:

i.	by mutual written consent of the Parties;

ii.	by Licensor, immediately, in the event that Licensee ceases to do business in the ordinary course or becomes insolvent; or

iii.	by either Party, immediately, in the event that the other Party fails to cure a material breach of this Agreement within a period of thirty days following receipt of written notice of such breach.

(c) Survival. Upon expiration or any termination of this Agreement, the provisions of Sections 14, 15, 16 and 19 shall survive for a period of five years.

4.	Fees.

In consideration of the License granted hereunder, the New Releases and the support and Network Service to be provided by Licensor, Licensee shall pay to Licensor the following fees:

(a)	Licensee agrees to pay to Licensor Three Hundred and Fifty Thousand Dollars ($350,000.00) (“Initial Fee”) in the following manner.

i.	Licensor acknowledges the receipt of the first One Hundred and Fifty Thousand Dollars ($150,000.00).

ii.	Licensee shall further pay a maximum of Two Hundred Thousand and No/100 Dollars (US $200,000.00) to Licensor as invoiced for the completion and commercial launch of the New Release on or before March 31st, 2012 as further defined in the First Amendment to Consulting Agreement attached hereto and made part of this agreement.

iii.	Licensor further agrees to build and delivery inclusive of the amount stated above an updated MotionNotes website and a Licensee corporate website to be completed and commercially launched on or before March 31st, 2012. Specifications for both websites to be mutually defined by the Parties as part of the Website Maintenance and Development Agreement attached hereto and made part of this agreement.

(b)	Licensor in all subsequent contract year(s) shall receive an annual Licensing Fee of Three Hundred and Fifty Thousand and No/100 Dollars ($350,000.00) on or before March 31st of each new contract year.

(c)	Commencing March 31st, 2012 and at the close of each quarter thereafter, Licensee will pay to Licensor an annual Maintenance Fee equal to five percent (5%) of the Gross Revenue generated by the Licensee on the sale(s) of the Licensed Products.

5.	Performance Requirements.

Licensee shall maintain the following performance requirements in order to retain the licensing rights in the Territory:

1)	A minimum of $1,250,000 in gross revenue for the 2012 calendar year;
2)	A minimum of $2,500,000 in gross revenue for the 2013 calendar year;
3)	A minimum of $4,000,000 in gross revenue for the 2014 calendar year;
4)	A minimum of $7,500,000 in gross revenue for the 2015 calendar year;
5)	A minimum of $10,000,000 in gross revenue for the 2016 calendar year

In the event the Licensee is in breach of the minimum performance requirement, Licensee shall have within thirty (30) days after receipt of written notice, to cure the breach. In the event the Licensee does not cure the breach, then the Licensor with proper notice shall have the right to terminate the exclusivity rights of the agreement. In this event Licensee may continue to market and distribute in the Territory but under a non-exclusive License. Furthermore, all current clients and sub-Licensees of the Licensee shall remain a protected customer of the Licensee.

6.	Product Designs and Quality.

Licensor agrees to promptly communicate with, educate and train Licensee as to any improvements, Enhancements, Errors, New Releases, Updates, Versions or any new Documentation. Licensee agrees that the Licensed Product will be produced and distributed in accordance with international, federal, state and local laws.

7.	Monthly Sales Reports

During the term of this Agreement the Licensee shall provide to the Licensor a monthly sales report certified by the executive management of the Licensee as to the reports accuracy. The monthly report shall be provided to the Licensor 30-days from the end of each completed month. Failure to provide the monthly report in the period prescribed shall constitute a material breach of the Agreement; Licensee shall have within thirty (30) days after receipt of written notice, to cure the breach. In the event the Licensee does not cure the breach, then the Licensor with proper notice shall have the right to terminate this Agreement and/or pursue recovery of any and all damages that it incurs.

8.	Audit Rights

During the Term of this Agreement and for a period of one (1) year after the termination hereof, upon written notice to the Licensee, Licensor shall have the right, during reasonable business hours, to audit the financial records of Licensee for the purpose of verifying the Gross Revenues and the License Fees to be paid to Licensor hereunder.

9.	Billing.

During the term hereof, Licensee shall be responsible for billing and the collection of customer receivables. Licensee and Licensor shall establish a Lock box with a mutually agreed upon commercial bank for the collection and processing of account receivables. The parties shall enter into a Lock box agreement prior to March 1, 2012. Each invoice issued by the Licensee to its customers shall include the Lock box address for rendering payments. The commercial bank shall have instructions to direct deposit or forward to Licensee those funds that represent seventy percent (70%) of the Gross Revenues paid. The remaining thirty percent (30%) of the Gross Revenues will be direct deposited to a banking account designated by MotionNotes, LLC.

10.	Product Pricing.

Licensee shall have total discretion in setting the prices for the Licensed Products that it sells or sublicenses to its customers in the Territory. In order to maintain price consistency throughout the Territory Licensee shall have approved by the Licensor all pricing strategies and plans for the Territory that are to be listed in any public forum such as but not limited to the internet, Licensees and/or sub-Licensees Website(s), and all publicly distributed material such as but not limited to brochures or advertisements. Licensee shall have total discretion in setting the actual sale price for the Licensed Products with the Licensee’s clients so long as the final negotiated price between the Licensee and the client is not made public in any manner.

11.	Protection of Intellectual Property Rights.

Licensee agrees that all Licensed Products, including packaging and all collateral material, will contain such notices of intellectual property rights, including without limitation any patents or copyrights applicable to the Licensed Products and the Trademark, as may be reasonably required by Licensor to evidence Licensor’s ownership of such rights under license to Licensee. Licensee shall use the Trademarks only as they appear on the Licensed Products, promotional materials and web or mobile elements furnished by Licensor to Licensee.

12.	Use of MotionNotes Solutions Group Name.

Licensor grants to the Licensee the right to market the Licensed Products under the assumed name “MotionNotes Solutions Group” during the Term of this Agreement and any subsequent renewals. As a provision of the grant, the Licensee may establish a “MotionNotes Solutions Group” business web domain and e-mail services domain for the purposes of marketing and providing communications to the Licensee’s personnel and clients. Upon expiration or termination of this Agreement, the rights hereunder shall terminate and Licensee shall immediately discontinue all use of the assumed name “MotionNotes Solutions Group” to include but not limited to any active web domains and e-mail service domains and all related marketing materials used for the purposes of marketing and providing communications and services to the Licensees personnel and clients.

13.	Provision for MotionNotes E-Mail Accounts.

Licensee is granted, at the sole cost and expense of the Licensor, the right to have individual MotionNotes e-mail accounts established for all authorized personnel of the Licensee for the term of this agreement and any subsequent renewals.

14.	Licensor’s Representations and Warranties.

In addition to the other representations and warranties made by Licensor in this Agreement, Licensor hereby represents and warrants to Licensee as follows:

(a)	Organization; Good Standing; Authority Licensor is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to do business in each jurisdiction in which such qualification is necessary. No consent, approval, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Licensor in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby. Licensor has taken all corporate action necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including without limitation the execution and delivery of this Agreement to Licensee. Upon execution, this Agreement shall constitute the legal, valid and binding obligation of Licensor in accordance with its terms.

(b)	No Claims or Litigation There is no action, claim, suit, proceeding or investigation pending or, to the knowledge of Licensor, threatened against Licensor by any governmental entity or other third party, including without limitation any such assertion related to the Technology or the Trademarks. There is no action, claim, suit or proceeding by Licensor currently pending or that Licensor intends to initiate.

(c)	Technology Rights
(i)	Licensor owns all rights, title and interest in the Technology, including without limitation all rights, title and interest to sue and collect for past infringement of the Technology. Licensee will not be subject to any covenants or restrictions on its enjoyment of the Technology as a result of any prior transaction related to the Technology.
(ii)	Licensor has conducted its business in such a manner to protect the confidentiality and value of the Technology. Licensor has no knowledge, and has not received any notice or information of any kind from any source suggesting, that the Technology may belong to a third party.

(iii)	Licensor’s rights in the Technology are free and clear of all liens, claims, mortgages, security interests, pledges, taxes and other encumbrances and restrictions (collectively, the “Encumbrances”). There are no existing contracts, agreements, options, commitments, proposals, bids, offers or rights with, to or in any person or entity to acquire any of the rights in the Technology.
(iv)	Licensor shall maintain the Technology, at all times during the Term hereof, free and clear of all Encumbrances.
(v)	Schedule 1 contains a complete and accurate list of all of Licensor’s current licensees as of the Effective Date. None of Licensor’s current licensees holds a grant or right in the Technology for use in any business except the Hotel and Travel Industry and, except as expressly noted on Schedule 1, none of the licenses granted to Licensor’s current licensees is transferable or sub-licensable.
(d)	Trademark Rights
(i)	Licensor owns all rights, title and interest in the Trademarks, including without limitation all right, title and interest to sue and collect for past infringement of the Trademarks. Licensee will not be subject to any covenants or restrictions on its or enjoyment of the Trademarks as a result of any prior transaction related to the Trademarks.
(ii)	Licensor has conducted its business in such a manner to protect the confidentiality and value of the Trademarks. Licensor has no knowledge, and has not received any notice or information of any kind from any source suggesting, that the Trademarks may belong to a third party.
(iii)	Licensor’s rights in the Trademarks are free and clear of all liens, claims, mortgages, security interests, pledges, taxes and other encumbrances and restrictions. There are no existing contracts, agreements, options, commitments, proposals, bids, offers or rights with, to or in any person or entity to acquire any of the rights in the Trademarks.
(iv)	Licensor shall maintain the Trademarks, at all times during the Term hereof, free and clear of all Encumbrances.
(v)	The Trademarks set forth in the Definition section of this Agreement is a complete and accurate list of all of Licensor’s Trademarks as of the Effective Date. None of Licensor’s current licensees holds a grant or right to use the Trademarks in any business except the Hotel and Travel Industry and, except as expressly noted on Schedule 1, none of the licenses granted to Licensor’s current licensees is transferable or sub-licensable.

(e)	Documentation All Documentation supplied to Licensee are true and correct copies of the originals.

(f) Software Performance The Software shall perform in accordance with the Documentation and without Error.

15.	Licensee’s Representations and Warranties.

In addition to the other representations and warranties made by Licensee in this Agreement, Licensee hereby represents and warrants to Licensor as follows:

(a)	Organization; Good Standing; Authority Licensee is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified to do business in each jurisdiction in which such qualification is necessary. Licensee has taken all corporate action, and obtained all third party consents and approvals, necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including without limitation the execution and delivery of this Agreement to Licensor.

(b) No Claims or Litigation There is no action, claim, suit, proceeding or investigation pending or, to the knowledge of Licensee, threatened against Licensee by any governmental entity or other third party. There is no action, claim, suit or proceeding by Licensee currently pending or that Licensee intends to initiate.

16.	Indemnification.

(a)	By Licensor. Licensor shall indemnify and hold harmless Licensee and its affiliates, and all of their respective directors, officers, shareholders, employees, agents, successors and assigns, from and against the full amount of any and all claims, losses, damages, liabilities, injuries, costs and expenses (including without limitation, court costs and reasonable attorney and accountant fees) related to any claim that the Technology, Trademarks, Documentation, or any other item furnished by Licensor hereunder and used by Licensee in connection with Licensee’s License, infringe or misappropriates any intellectual property right of any third party. Licensee shall give Licensor prompt written notice of any claim subject to this provision and cooperate with Licensor as reasonably requested.

(b)	By Both Parties Each Party shall indemnify and hold harmless the other Party and its affiliates, and all of their respective directors, officers, shareholders, members, managers, employees, agents, successors and assigns, from and against the full amount of any and all claims, losses, damages, liabilities, injuries, costs and expenses (including without limitation, court costs and reasonable attorney and accountant fees) arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of such Party contained in this Agreement. The Party asserting a claim subject to this provision shall give prompt written notice to the breaching Party setting forth in reasonable detail the basis upon which such claim for indemnity is made.

17.	Default, Bankruptcy, Violation, Etc.

(a)	In the event Licensee files a petition in bankruptcy, or if the Licensee becomes insolvent, or makes an assignment for the benefit of creditors, the License granted hereunder shall terminate automatically without the requirement of a written notice. In such event, no further sales of Licensed Product may be made by Licensee, its receivers, agents, administrators or assigns without the express written approval of the Licensor.

(b)	If Licensee shall violate any other obligations under the terms of this Agreement, and upon receiving written notice of such violation by Licensor, Licensee shall have thirty (30) days to remedy such violation. If this has not been done, Licensor shall have the option of canceling the Agreement upon ten (10) days written notice. If this event occurs, all sales activity must cease.

18.	Right to Terminate.

In the event either Party is in breach of this Agreement, the breaching Party shall have within thirty (30) days after receipt of written notice, to cure the breach. In the event the breaching Party does not cure the breach, then the Party with proper notice shall have the right to terminate this Agreement and/or pursue recovery of any and all damages that it incurs.

19.	General Provisions.

(a)	Notices All notices given hereunder shall be in writing, and will be delivered to a Party at the address set forth below by personal delivery or delivery postage prepaid by a reputable commercial carrier. Notices are deemed given on the date of receipt if delivered personally or by commercial carrier, or if delivery refused, the date noted on the receipt as first refused. Either Party may from time to time change its address for notices under this Agreement by giving the other Party written notice of such change in accordance with this provision.

Licensor:	MotionNotes, LLC 3100 Richmond Avenue, Suite 550 Houston, TX 77098

Licensee:	Eastern World Solutions, Inc. c/o Fox Law Offices, P.A. 561 NE Zebrina Senda Jensen Beach, FL 34957

(b)	Relationship of Parties The Parties hereto are licensor and licensee. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the Parties. Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.
(c)	Severability If any term or provision of the Agreement, or the application thereof to any person, entity or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other persons, entities or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.
(d)	Waiver Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties. A waiver shall not be effective unless it is in writing and signed by an authorized representative of the waiving Party.
(e)	Governing Law; Jurisdiction and Venue

THIS AGREEMENT WILL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS CHOICE OF LAW PRINCIPLES. THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF TEXAS OR ANY FEDERAL COURT OF THE UNITED STATES SITTING IN TEXAS WITH SUBJECT MATTER JURISDICTION, AND WAIVE ANY VENUE OBJECTIONS AGAINST SAID COURTS IN ANY LITIGATION ARISING UNDER THIS AGREEMENT.

(f)	Entire Agreement; Amendment This Agreement, including its schedules, exhibits, attachments and any amendments, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the Parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto will alter the meaning or interpretation of this Agreement. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement may only be amended in a writing signed by both Parties.

(g)	No Assignment; Binding Effect; No Rights in Third Parties Neither this Agreement nor any rights or obligations hereunder may be assigned, delegated or transferred in any manner by a Party without the prior written consent of the other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and permitted assigns of the respective parties hereto. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any shareholder, employee or beneficiary of any Party), and no action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

(h)	Counterparts This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

(i)	Drafting; Review by Counsel Both Parties hereto acknowledge and agree that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against either Party hereto because one is deemed to be the author thereof.

BOTH PARTIES ACKNOWLEDGE THAT THEY ARE EXECUTING A LEGAL DOCUMENT THAT CONTAINS CERTAIN DUTIES, OBLIGATIONS AND RESTRICTIONS AS SPECIFIED HEREIN. BOTH PARTIES FURTHERMORE ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF THEIR RIGHT TO RETAIN LEGAL COUNSEL, AND THAT THEY HAVE EITHER BEEN REPRESENTED BY LEGAL COUNSEL PRIOR TO THEIR EXECUTION HEREOF OR HAVE KNOWINGLY ELECTED NOT TO BE SO REPRESENTED.

(j)	Expenses If any action or other proceeding relating to the enforcement or interpretation of any provision of this Agreement is brought by a Party, the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable attorneys' fees, costs and disbursements at all levels of litigation, in addition to any other relief to which the prevailing Party may be entitled.

(k)	No Election of Remedies Except where a time period is otherwise specified, no delay on the part of either Party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by a Party shall not preclude or waive its right to use any or all other remedies.

(l)	Force Majeure Either Party will be excused for delays in performance under this Agreement if their inability to perform punctually is caused by force majeure. Force majeure as used herein shall mean, cover and include the following: acts of God, strikes, lock-outs, industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, wash-outs, tornadoes, hurricanes, windstorms, arrest and restraint of rulers and people, civil disturbances, boycotts, explosions, breakage or accident to machinery or equipment, and any other causes similar to those above, which are not within the reasonable control of the Party claiming force majeure, and which by the exercise of due diligence such Party is unable to overcome, it being understood and agreed by and between the Parties hereto, that upon any event of force majeure if it lasted for a consecutive period of three (3) months, either Party hereto shall be entitled to unilaterally terminate this Agreement with immediate effect, by written notice to the other Party.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or managers of the Parties as of the Effective Date.

LICENSOR:

MotionNotes, LLC

By: /s/Rodrigo Jimenez
Rodrigo Jimenez, its Manager

LICENSEE:

Eastern World Solutions, Inc.

By: /s/Richard C. Fox
Richard C. Fox, its CEO

SCHEDULE 1

Licensor’s Current Licensees

MotionNotes, LLC has granted Whiteboard Labs, LLC a royalty free perpetual worldwide exclusive License for the MotionNotes software for use in the Hotel and Lodging industry. The hotel and travel industry is defined as the business of providing, on a rental basis, overnight or extended lodging and accommodations to individuals to utilize hotels, motels, houses, townhomes, condominiums, apartments and the like as well as services related to non-commercial airlines, cruise lines, restaurants and rental cars.

SCHEDULE 1

(Continued)

W3 Media Group, LLC

Distribution Option and Client List

MotionNotes, LLC has granted W3 Media Group, LLC a nine (9) month option to exercise its distribution interest in the Fishing and Hunting markets in the United Sates as well as to exercise its interest in marketing to and supporting the clients listed as part of the MotionNotes and EarthSports sales pipeline list(s) dated August 31st, 2010(“W3 Client List’).

W3 Media Group, LLC shall be notified no later than 30 days after the commercial release of MotionNotes 2.0 and MotionNotes Mobile 1.0 of the Licensed Products availability and the ability to commence distribution in the Fishing and Hunting markets and to the W3 Client List.

W3 Client List – MotionNotes

SCHEDULE 1

(Continued)

W3 Media Group, LLC

Distribution Option and Client List

W3 Client List – EarthSports

Bayou Outdoors	Jake Brewer	closed	4/1/2011
Big Tackle	Jake Brewer	closed	4/6/2011
Gold Eagle	Jake Brewer	Contract given	4/14/2011
Gemini	Jake Brewer	Contract given	4/13/2011
Sealy Outdoors	Jake Brewer	2nd meeting	
Rod Glove	Jake Brewer	Contract given	4/12/2011
Academy	Jake Brewer	Meeting 5/3/2011	
Underarmour	Jake Brewer	contact made	7/13/2011
Jackall	Jake Brewer	contact made	7/13/2011
Bass Cat	Mike Lott	contact made	5/15/2011
Minn Kota/Humminbird		Meeting in May	7/13/2011
Strike King	Barry Willson	contact made	7/13/2011
Oakley	Jake Brewer	2nd meeting 4/19	5/15/2011
Power Pole		2nd meeting 6/6	7/15/2011
Dick's sporting	Bruce Riley	contact made	7/15/2011
Johnson Outdoors		meeting first of may	7/15/2011
Shimano		meeting end of April	7/15/2011
Tiger Rods	Barry Willson	Contract given	4/22/2011
Skeeter Boats		contact made	5/15/2011
Eagle Claw	Jake Brewer	meeting first of may	5/30/2011
Robbins chevrolet	Mike Lott	contact made	5/15/2011